Exhibit 99.1

FOR IMMEDIATE RELEASE

January 10, 2013

HERITAGE BANK AND NORTHWEST COMMERCIAL BANK

COMPLETE MERGER

Olympia, WA / January 10, 2013 / PR Newswire / - (NASDAQ: HFWA) Heritage Financial Corporation, the parent company of Heritage Bank, today announced the closing of its previously announced acquisition of Northwest Commercial Bank (“NCB”) located in Lakewood, Washington, effective January 9, 2013. The NCB shareholders approved the merger on November 27, 2012 and all required regulatory approvals have been obtained.

The NCB shareholders’ cash consideration is $5.50 per share. The shareholders can potentially receive additional consideration based on an earn-out structure, which could provide up to an additional $3.34 per NCB share. Kurt F. Graff, President and Chief Executive Officer of NCB will be retained by Heritage Bank as NCB’s shareholder representative through December 31, 2013 to manage the asset related to the earn-out on behalf of the NCB shareholders. In conjunction with the completion of the transaction, NCB has fully repaid the approximate $2.1 million of preferred stock and warrants previously issued to the U.S. Department of Treasury under the Troubled Asset Relief Program.

In accordance with the terms of the merger agreement, the Lakewood and Auburn branches of NCB are now branches of Heritage Bank. The Lakewood branch will be consolidated into the existing Heritage Bank Lakewood branch located at 10318 Gravelly Lake Drive Southwest in March 2013.

Brian Vance, Chief Executive Officer of Heritage Financial Corporation and Heritage Bank added, “Heritage continues to implement a disciplined growth strategy and we are confident the Northwest Commercial Bank acquisition will complement our strategy. We welcome the Northwest Commercial Bank team to Heritage Bank and look forward to the opportunities this brings our existing and new customers. With the addition of the Auburn branch and our increased presence in Lakewood, we are poised for continued growth in these markets.”

About Heritage Financial Corporation

Heritage Financial Corporation is an Olympia-based bank holding company with approximately $1.3 billion in assets whose wholly owned banking subsidiaries are Heritage Bank and Central Valley Bank. Heritage Bank operates a full-service commercial bank primarily along the I-5 corridor with twenty-nine banking offices in western Washington and the greater Portland, Oregon area. Central Valley Bank, headquartered in Yakima, Washington, operates six branches in the Yakima Valley. Central Valley Bank specializes in agricultural lending and works with many of the businesses in that region. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Contact:	Brian L. Vance, President and Chief Executive Officer
Heritage Financial Corporation
(360) 943-1500